EXHIBIT 99.1

January 26, 2016

To Our Members:

I am pleased to announce that the Board of Directors of the Federal Home Loan Bank of Chicago (Bank) has increased the dividend declared per share by 10 basis points on both sub-classes of capital stock.

Based on the Bank’s preliminary financial results for the fourth quarter of 2015, the Board of Directors declared a dividend of 2.60% (annualized) for Class B1 activity capital stock (activity stock) and a dividend of 0.60% (annualized) for Class B2 membership capital stock (membership stock). The actual effective combined dividend rate on the total stock held by each member will depend on its level of activity with the Bank during the fourth quarter and the relative number of shares of activity and membership stock. The dividend will be paid by crediting your account on February 11, 2016.

Based on the implementation of the Bank’s Amended Capital Plan, effective October 1, 2015, all required stock above $10,000 that supported advances was automatically converted to Class B1 activity stock. With the amended Plan in effect, most borrowing members will receive more of the higher, activity-based dividend than they would have under the previous version of the Plan.

Using the $10,000 threshold, a member that borrows more than $200,000 at a 5% activity stock requirement has a lower net cost of borrowing due to the higher dividend paid on B1 activity stock. Previously, many active borrowing members did not reach the borrowing thresholds to be rewarded with a Class B1 activity stock dividend.

The Board of Directors is paying a higher dividend per share on Class B1 activity stock than on Class B2 membership stock to recognize members that use the Bank’s advances; this activity contributes to the overall health of the entire cooperative. The higher dividend, in effect, lowers your cost of doing business with the Bank.

As always, thank you for your membership in-and for using-the Federal Home Loan Bank of Chicago.

Best regards,

Matt Feldman
President and CEO

This letter contains forward-looking statements which are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “anticipates,” “believes,” “expects,” “could,” “plans,” “estimates,” “may,” “should,” “will,” or their negatives or other variations on these terms. We caution that, by their nature, forward-looking statements involve risk or uncertainty, that actual results could differ materially from those expressed or implied in these forward-looking statements, and that actual events could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, instability in the credit and debt markets, economic conditions (including effects on, among other things, mortgage-backed securities), changes in mortgage interest rates and prepayment speeds on mortgage assets, our ability to successfully transition to a new business model and to pay future dividends (including enhanced dividends on activity-based capital stock), our ability to meet required conditions to repurchase or redeem excess capital stock from our members, including maintaining compliance with our minimum regulatory capital requirements and determining our financial condition is sound enough to support such repurchases and redemptions, our ability to continue to offer the Reduced Capitalization Advance Program, the impacts to us from the Federal Housing Finance Agency’s final membership rule, and the risk factors set forth in our periodic filings with the Securities and Exchange Commission, which are available on our website at www.fhlbc.com. We assume no obligation to update any forward-looking statements made in this letter. The financial results discussed in this letter are preliminary and unaudited.